UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
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Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Sec.240.14a-12
UNITY BIOTECHNOLOGY, INC.
(Name of Registrant as Specified in its Charter)
Not Applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☒	No fee required
☐	Fee previously paid with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

UNITY BIOTECHNOLOGY, INC.
285 East Grand Avenue
South San Francisco, CA 94080
September 13, 2022
Dear Stockholder:
You are cordially invited to attend a Special Meeting of Stockholders of Unity Biotechnology, Inc., which is being held as follows:
Date:	October 18, 2022

Time:	9:00 a.m., Pacific time

Location:
Our Special Meeting will be conducted on the internet via webcast. You will be able to attend and participate online and submit questions during the Special Meeting by visiting www.virtualshareholdermeeting.com/UBX2022SM and entering the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.

Your vote is very important, regardless of the number of shares of our voting securities that you own. I encourage you to vote by telephone, over the internet, or by marking, signing, dating, and returning your proxy card so that your shares will be represented and voted at the Special Meeting, whether or not you plan to attend. If you attend the Special Meeting, you will have the right to revoke the proxy and vote your shares during the Special Meeting.
If your shares are held in the name of a broker, trust, bank, or other nominee, and you receive notice of the Special Meeting through your broker or through another intermediary, please vote or return the materials in accordance with the instructions provided to you by such broker or other intermediary or contact your broker directly in order to obtain a proxy issued to you by your nominee holder to attend the Special Meeting and vote during the Special Meeting. Failure to do so may result in your shares not being eligible to be voted by proxy at the Special Meeting.
On behalf of the Board of Directors, I urge you to submit your proxy as soon as possible, even if you currently plan to attend the Special Meeting.
The accompanying notice of special meeting of stockholders and proxy statement describe the business to be conducted at the Special Meeting and specific instructions for voting. You are encouraged to read the accompanying materials carefully and vote in accordance with the recommendations of the Board of Directors. Thank you for your support of our company.
By Order of the Board of Directors

Anirvan Ghosh, Ph.D.
Chief Executive Officer
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE STOCKHOLDER MEETING TO BE HELD ON OCTOBER 18, 2022:
The Proxy Statement is available at www.proxyvote.com

Unity Biotechnology, Inc.
285 East Grand Avenue
South San Francisco, CA 94080
Telephone: (650) 416-1192
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held October 18, 2022
The Special Meeting of the Stockholders of Unity Biotechnology, Inc., a Delaware corporation (the “Company”), will be held at 9:00 a.m., Pacific Time, on October 18, 2022, on the internet via webcast at www.virtualshareholdermeeting.com/UBX2022SM (the “Special Meeting”). We are holding the Special Meeting for the following purposes, which are described in more detail in the accompanying Proxy Statement:
1.
To approve a series of alternate amendments to the Company’s amended and restated certificate of incorporation to effect, at the discretion of the Company’s Board of Directors, a reverse stock split of the Company’s common stock, whereby each outstanding 6, 7, 8, 9, 10, 11, or 12 shares would be combined, converted and changed into one share of common stock (the “Reverse Stock Split Proposal”).

2.
To approve an adjournment of the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposal (the “Adjournment Proposal”).

Stockholders are referred to the Proxy Statement accompanying this notice for more detailed information with respect to the matters to be considered at the Special Meeting. After careful consideration, the Board of Directors recommends a vote FOR the Reverse Stock Split Proposal (Proposal 1) and FOR the Adjournment Proposal (Proposal 2).
The Board of Directors has fixed the close of business on August 29, 2022 as the record date. Only holders of record of shares of our common stock on such date are entitled to vote at the Special Meeting or at any postponement(s) or adjournment(s) of the Special Meeting.
If your shares are registered in your name, even if you plan to attend the Special Meeting or any postponement or adjournment of the special meeting, we request that you vote by telephone, over the internet, or complete, sign, and mail your proxy card to ensure that your shares will be represented at the Special Meeting.
If your shares are held in the name of a broker, trust, bank, or other nominee, and you receive notice of the Special Meeting through your broker or other nominee, please vote or complete and return the materials in accordance with the instructions provided to you by such broker or other nominee or contact your broker directly in order to obtain a proxy issued to you by your broker or other nominee to attend and vote at the Special Meeting.
YOUR VOTE AND PARTICIPATION IN THE COMPANY’S AFFAIRS ARE IMPORTANT.
Our Board of Directors approved the Reverse Stock Split Proposal in order to help ensure that the share price of our common stock meets the continued listing requirements of the Nasdaq Global Select Market. The delisting of our common stock from Nasdaq would likely have very serious consequences for the Company and our stockholders.
Delaware law requires a majority of our outstanding shares to approve the Reverse Stock Split Proposal. Please note, if your shares are held in “street name,” your broker or other nominee may elect not to vote your shares unless you direct the broker or other nominee how to vote by returning your voting materials as instructed or by obtaining a proxy from your broker or other nominee in order to vote your shares in person at the Special Meeting.
The Special Meeting may be postponed, rescheduled, or cancelled by the Board of Directors and may also be adjourned by the chairperson of the Special Meeting in accordance with the Company’s bylaws.
By Order of the Board of Directors

Anirvan Ghosh, Ph.D.
Chief Executive Officer
September 13, 2022

Unity Biotechnology, Inc.
285 East Grand Avenue
South San Francisco, CA 94080
Telephone: (650) 416-1192
PROXY STATEMENT

FOR

SPECIAL MEETING OF STOCKHOLDERS

To Be Held October 18, 2022
Unless the context otherwise requires, references in this Proxy Statement to “we,” “us,” “our,” the “Company,” or “Unity” refer to Unity Biotechnology, Inc., a Delaware corporation. In addition, unless the context otherwise requires, references to “stockholders” are to the holders of our voting securities, which consist of our common stock, par value $0.0001 per share (our “common stock”).
The accompanying proxy is solicited by the Board of Directors of the Company (the “Board of Directors”) on behalf of Unity Biotechnology, Inc., a Delaware corporation, to be voted at a Special Meeting of Stockholders of the Company to be held on October 18, 2022 (the “Special Meeting”), at the time and place and for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders (the “Notice”), and at any adjournment(s) or postponement(s) of the Special Meeting. This Proxy Statement and accompanying form of proxy are expected to be first sent or given to stockholders on or about September 13, 2022.
The executive office of the Company is located at, and the mailing address of Unity is, 285 East Grand Avenue, South San Francisco, California 94080.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON OCTOBER 18, 2022:

The Proxy Statement is available for viewing, printing and downloading at:

www.proxyvote.com

ABOUT THE SPECIAL MEETING
What is a proxy?
A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document is also called a “proxy” or a “proxy card.” If you are a street name holder, you must obtain a proxy from your broker or nominee in order to vote your shares in person at the Special Meeting.
What is a proxy statement?
A proxy statement is a document that regulations of the Securities and Exchange Commission (the “SEC”) require that we give to you when we ask you to sign a proxy card to vote your stock at the Special Meeting.
What is the purpose of the Special Meeting?
At our Special Meeting, stockholders will act upon the matters outlined in the Notice of Special Meeting of Stockholders, including the following:
1.
To approve a series of alternate amendments to the Company’s amended and restated certificate of incorporation to effect, at the discretion of the Company’s Board of Directors, a reverse stock split of the Company’s common stock, whereby each outstanding 6, 7, 8, 9, 10, 11, or 12 shares would be combined, converted and changed into one share of common stock (the “Reverse Stock Split Proposal”).

2.
To approve an adjournment of the Special Meeting to a later date or dates, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposal (the “Adjournment Proposal”).

There are no other matters to be voted on at the Special Meeting. Under Section 2.3 of our amended and restated bylaws (the “Bylaws”), no business may be transacted other than the business specified in the notice to the stockholders of such meeting.
What is “householding” and how does it affect me?
Some banks, brokers, and other nominee record holders may be “householding” our proxy materials. This means that only one copy or set of proxy materials may have been sent to multiple stockholders in your household. We will promptly deliver a copy or set of proxy materials to you if you write or call us at our principal executive offices. In the future, if you want to receive separate copies or sets of proxy materials, or if you are receiving multiple copies and would like to receive only one copy or set of proxy materials per household, you should contact your bank, broker, or other nominee record holder.
What should I do if I receive more than one set of voting materials?
You may receive more than one set of voting materials, including multiple copies of the Notice or this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a stockholder of record and hold shares in a brokerage account, you will receive a Notice for shares held in your name and a notice or voting instruction card for shares held in street name. Please follow the directions provided in the Notice and each additional notice or voting instruction card you receive to ensure that all your shares are voted.
What is the record date and what does it mean?
The record date to determine the stockholders entitled to notice of and to vote at the special meeting is the close of business on August 29, 2022. The record date was established by the Board of Directors as required by Delaware law.
Who is entitled to vote at the Special Meeting?
Holders of common stock at the close of business on the record date may vote at the Special Meeting.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of the record date.

What is the quorum requirement?
At the close of business on August 29, 2022, 140,226,122 shares of our common stock were outstanding. Our Bylaws require that holders of a majority in voting power of the stock issued and outstanding and entitled to vote be present, in person, by remote communication or represented by proxy, at the Special Meeting in order to constitute the quorum we need to transact business at the Special Meeting. We will count abstentions and broker non-votes, if any, as shares represented at the Special Meeting in determining whether a quorum exists.
What is the difference between a stockholder of record and a “street name” holder?
If your shares are registered directly in your name with Computershare Trust Company, N.A., our stock transfer agent, you are considered the stockholder of record with respect to those shares. The Proxy Statement has been sent directly to you by us.
If your shares are held in a stock brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” A Proxy Statement and voting instruction card have been forwarded to you by your nominee. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instructions they included in the mailing or by following their instructions for voting by telephone or the internet. To vote by proxy or to instruct your broker how to vote, you should follow the directions provided with the voting instruction card.
If I am a beneficial owner of shares, can my brokerage firm vote my shares? What is a broker non-vote?
If you are a beneficial owner and do not vote via the instructions provided by your nominee, under stock exchange rules applicable to brokerage firms, your broker or other nominee is permitted to vote any shares it holds for your account in its discretion with respect to “routine” proposals, but it is not allowed to vote your shares with respect to non-routine proposals. Broker non-votes occur when shares are held indirectly through a broker, bank, or other intermediary on behalf of a beneficial or “street name” holder and the broker or other nominee submits a proxy but does not vote for a matter because the broker or other nominee has not received voting instructions from the beneficial owner and the broker or other nominee does not have discretionary voting authority on the matter.
The Reverse Stock Split Proposal and the Adjournment Proposal are “routine” matters. As a result, we do not expect broker non-votes on those proposals, because your broker or other nominee will have discretion to vote your shares on such matters, in the absence of timely direction from you. However, we understand that certain brokerage firms have elected not to vote on “routine” matters without your voting instructions. If your broker or other nominee has made this decision and you do not provide voting instructions, your vote will not be cast and will have the effect of votes against the Reverse Stock Split Proposal and the Adjournment Proposal. Accordingly, we urge you to direct your broker or other nominee how to vote by returning your voting materials as instructed or by obtaining a proxy from your broker or other nominee in order to vote your shares in person at the Special Meeting.
YOUR VOTE AND PARTICIPATION IN THE COMPANY’S AFFAIRS ARE IMPORTANT. Our Board of Directors approved the Reverse Stock Split Proposal in order to help ensure that the share price of our common stock meets the continued listing requirements of the Nasdaq Global Select Market. The delisting of our common stock from Nasdaq would likely have very serious consequences for the Company and our stockholders.
If I am a record holder, how do I vote my shares? Can I revoke my vote?
You are entitled to one vote at the meeting for each share of common stock registered in your name at the close of business on August 29, 2022, the record date for the meeting. You may vote your shares electronically at the Special Meeting, by proxy, via the internet, or via the toll-free number (for residents of the United States and Canada) listed on your proxy card.
•	To vote electronically at the meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.
•
To vote by proxy, you must complete and return the enclosed proxy card. Your proxy card will be valid only if you sign, date, and return it before the meeting. By completing and returning the proxy card, you will direct the persons named on the proxy card to vote your shares at the meeting in the manner you specify. If you complete all of the proxy card except one or more of the voting instructions, then the designated proxies will vote your shares as to which you provide no voting instructions in the manner described under “What if I do not specify how I want my shares voted?” below.
•
To vote via the internet, you must access the website for internet voting at www.proxyvote.com. Please have the enclosed proxy card handy when you access the website, and then follow the on-screen instructions. Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m. (Eastern time) on October 17, 2022. If you vote via the internet, you do not have to return your proxy card via mail.

•
To vote via telephone, use any touch-tone telephone and call 1-800-690-6903 to transmit your voting instructions up until 11:59 p.m. (Eastern time) on October 17, 2022. Please have the enclosed proxy card handy when you call, and then follow the instructions. If you vote via telephone, you do not have to return your proxy card via mail.

If you vote by proxy or via the internet or telephone, you may revoke your vote at any time before it is exercised by taking one of the following actions:
•	sending written notice that you are revoking your proxy to our Corporate Secretary at Unity Biotechnology, Inc., 285 East Grand Avenue, South San Francisco, California 94080;
•	submitting a duly executed proxy bearing a later date;
•	voting again by proxy or via the internet or telephone on a later date; or
•	voting online at the Special Meeting.
Even if you currently plan to vote at the Special Meeting, we recommend that you vote by telephone or internet or return your proxy card as described above so that your votes will be counted if you later decide not to attend the Special Meeting or are unable to attend.
YOUR VOTE AND PARTICIPATION IN THE COMPANY’S AFFAIRS ARE IMPORTANT. Our Board of Directors approved the Reverse Stock Split Proposal in order to help ensure that the share price of our common stock meets the continued listing requirements of the Nasdaq Global Select Market. The delisting of our common stock from Nasdaq would likely have very serious consequences for the Company and our stockholders.
Who counts the votes?
All votes will be tabulated by the inspector of election appointed by the Board of Directors for the Special Meeting. Each proposal will be tabulated separately.
What are my choices when voting?
As to each of the proposals, stockholders may vote for the proposal, against the proposal, or abstain from voting on the proposal.
What are the Board of Directors’ recommendations on how I should vote my shares?
The Board of Directors recommends that you vote your shares as follows:
•	Proposal 1 – FOR the Reverse Stock Split Proposal.
•	Proposal 2 – FOR the Adjournment Proposal.
YOUR VOTE AND PARTICIPATION IN THE COMPANY’S AFFAIRS ARE IMPORTANT. Our Board of Directors approved the Reverse Stock Split Proposal in order to help ensure that the share price of our common stock meets the continued listing requirements of the Nasdaq Global Select Market. The delisting of our common stock from Nasdaq would likely have very serious consequences for the Company and our stockholders.

What if I am a record holder and I do not specify how I want my shares voted?
If you are a record holder who returns a completed proxy card that does not specify how you want to vote your shares on one or more proposals, the designated proxies will vote your shares for each proposal as to which you provide no voting instructions, and such shares will be voted in the following manner:
•	Proposal 1 – FOR the Reverse Stock Split Proposal.
•	Proposal 2 – FOR the Adjournment Proposal.
If you are a street name holder and do not provide voting instructions on one or more proposals, your bank, broker, or other nominee may be able to vote those shares. See “If I am a beneficial owner of shares, can my brokerage firm vote my shares? What is a broker non-vote?”
What is the vote required to approve each proposal?
The approval of the amendment to our certificate of incorporation to effect a reverse stock split as set forth in the Reverse Stock Split Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock (meaning that of the outstanding shares of common stock, a majority of them must be voted “FOR” the proposal for it to be approved). Specifically, we will need to receive favorable votes from the holders of at least 70,113,062 shares of our common stock for approval of the Reverse Stock Split Proposal. Abstentions and broker non-votes, if any, will have the effect of a vote against this proposal.
Approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy at the special meeting. Abstentions and broker non-votes, if any, will have the effect of a vote against this proposal.
The Reverse Stock Split Proposal and the Adjournment Proposal would be considered “routine” matters, and therefore your broker or other nominee will have discretion to vote your shares on such matters in the absence of timely direction from you. However, we understand that certain brokerage firms have elected not to vote even on “routine” matters without your voting instructions. If your broker or other nominee has made this decision and you do not provide voting instructions, your vote will not be cast and will have the effect of a vote against the Reverse Stock Split Proposal and the Adjournment Proposal. Accordingly, we urge you to direct your broker or other nominee how to vote by returning your voting materials as instructed or by obtaining a proxy from your broker or other nominee in order to vote your shares in person at the Special Meeting.
How do I attend the Special Meeting?
To attend the Special Meeting, including to vote via the internet or telephone, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the record date.
Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Special Meeting?
No. None of our stockholders has any dissenters’ or appraisal rights with respect to the matters to be voted on at the Special Meeting.
What are the solicitation expenses and who pays the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Our directors, officers, and employees may solicit proxies in person, by telephone or by other means. We will reimburse brokers and other nominee holders of shares for expenses they incur in forwarding proxy materials to the beneficial owners of those shares. In addition, the Company has engaged D.F. King & Co., Inc. (“D.F. King”) to assist in the solicitation of proxies and provide related advice and informational support, for which D.F. King will receive a base services fee of $12,500 and reimbursement of D.F. King’s reasonable and documented costs and expenses.
Where can I find voting results?
The Company expects to publish the voting results in a Current Report on Form 8-K, which it expects to file with the SEC within four business days following the Special Meeting.

Who can help answer my questions?
The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this Proxy Statement. We urge you to carefully read this entire Proxy Statement, including the documents we refer to in this Proxy Statement.
If you have any questions concerning the special meeting or this Proxy Statement, would like additional copies of this Proxy Statement or need help voting your shares of common stock, please contact our proxy solicitor:
D.F. King & Co., Inc.
Stockholders, please call: (888) 628-9011
Brokers, banks, and other nominees, please call collect: (212) 269-5550
Email: ubx@dfking.com
If your broker, bank, or other nominee holds your shares of common stock, you should also call your broker, bank, or other nominee for additional information.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents information as to the beneficial ownership of our common stock as of August 29, 2022 for:
•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•	each of our named executive officers;
•	each of our directors; and
•	all of our executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of August 29, 2022 are deemed to be outstanding and to be beneficially owned by the person holding the stock options or warrants for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Percentage ownership of our common stock in the table is based on 140,226,122 shares of our common stock issued and outstanding on August 29, 2022. This table is based upon information supplied by officers, directors, and principal stockholders and Schedules 13D and Schedules 13G, if any, filed with the SEC. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Unity Biotechnology, Inc., 285 East Grand Avenue, South San Francisco, California 94080.
Name of Beneficial Owner	Total Shares Beneficially Owned	Percentage
5% and Greater Stockholders:
Entities Associated with ARCH Venture Partners(1)	10,048,181	9.2%
Named Executive Officers and Directors:
Keith R. Leonard Jr.(2)	1,643,410	1.2%
Anirvan Ghosh, Ph.D.(3)	1,206,621	*
Lynne Sullivan(4)	370,647	*
Jamie Dananberg, M.D.(5)	755,948	*
Paul L. Berns(6)	163,006	*
Nathaniel E. David, Ph.D.(7)	630,482	*
Gilmore O’Neill, M.B.(8)	77,313	*
Margo R. Roberts, Ph.D.(9)	125,661	*
Michael Samar(10)	6,944	*
Camille D. Samuels(11)	125,847	*
All directors and executive officers as a group (11 persons)(12)	5,213,517	3.6%
*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)
As reported on a Schedule 13G/A filed with the SEC on February 11, 2022. Consists of (i) 8,365,764 shares of common stock held by ARCH Venture Fund VII, L.P. (“ARCH VII”), and (ii) 1,682,417 shares of common stock held by ARCH Venture Fund VIII Overage, L.P. (“ARCH VIII Overage”). ARCH Venture Partners VII, L.P. (“AVP VII LP”), as the sole general partner of ARCH VII, may be deemed to beneficially own certain of the shares held by ARCH VII. AVP VII LP disclaims beneficial ownership of all shares held by ARCH VII in which AVP VII LP does not have an actual pecuniary interest. ARCH Venture Partners VII, LLC (“AVP VII LLC”), as the sole general partner of AVP VII LP, may be deemed to beneficially own the shares held by ARCH VII. AVP VII LLC disclaims beneficial ownership of all shares held by ARCH VII in which AVP VII LLC does not have an actual pecuniary interest. ARCH Venture Partners VIII, LLC (“AVP VIII LLC”), as the sole general partner of ARCH VIII Overage, may be deemed to beneficially own the shares held by ARCH VIII Overage. AVP VIII LLC disclaims beneficial ownership of all shares held by ARCH VIII Overage in which AVP VIII LLC does not have an actual pecuniary interest. As managing directors of AVP VII LP and AVP VIII LLC, each of Keith Crandell, Clinton Bybee, and Robert T. Nelsen (the “ARCH Managing Directors”) may be deemed to share the power to direct the disposition and vote of, and therefore to beneficially own, the shares held by ARCH VII and ARCH VIII Overage. The ARCH Managing Directors disclaim beneficial ownership of all shares held by ARCH VII and ARCH VIII Overage except to the extent of any actual pecuniary interest. The address of ARCH VII, ARCH Overage VIII, AVP VII LP, AVP VII LLC, AVP VIII LLC, and the ARCH Managing Directors is 8755 West Higgins Avenue, Suite 1025, Chicago, Illinois 60631.

(2)
Consists of (i) 62,880 shares of common stock, (ii) 152,542 shares of common stock held by Keith Richard Leonard Jr. 2017 Retained Annuity Trust, and (iii) 1,427,988 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of August 29, 2022.

(3)
Consists of (i) 367,247 shares of common stock, (ii) 159,745 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of August 29, 2022, and (iii) 25,000 shares of common stock subject to restricted stock units (“RSUs”) that vest within 60 days of August 29, 2022.

(4)
Consists of (i) 159,536 shares of common stock, (ii) 191,111 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of August 29, 2022, and (iii) 20,000 shares of common stock subject to RSUs that vest within 60 days of August 29, 2022.

(5)
Consists of (i) 501,551 shares of common stock, (ii) 234,397 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of August 29, 2022, and (iii) 20,000 shares of common stock subject to RSUs that vest within 60 days of August 29, 2022.

(6)	Consists of (i) 3,261 shares of common stock, and (ii) 159,745 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of August 29, 2022.
(7)	Consists of (i) 589,398 shares of common stock, and (ii) 41,084 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of August 29, 2022.
(8)	Consists of 77,313 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of August 29, 2022.
(9)	Consists of 125,661 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of August 29, 2022.
(10)	Consists of 6,944 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of August 29, 2022.
(11)	Consists of (i) 10,169 shares of common stock, and (ii) 115,678 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of August 29, 2022.
(12)
Consists of (i) 1,848,320 shares of common stock, (ii) 3,300,197 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of August 29, 2022, and (iii) 65,000 shares of common stock subject to RSUs that vest within 60 days of August 29, 2022.

PROPOSAL NO. 1
APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL
Background
The Board of Directors has approved a series of proposed amendments to the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”), that would effect a reverse stock split of the Company’s common stock, whereby each outstanding 6, 7, 8, 9, 10, 11, or 12 shares would be combined, converted and changed into one share of the Company’s common stock. We refer to each of the alternative amendments in this Proxy Statement as a “Reverse Stock Split.”
The effectiveness of any one of these amendments and the abandonment of the other amendments, or the abandonment of all of these amendments, will be determined by the Board of Directors following the Special Meeting and prior to the Company’s annual meeting of stockholders to be held in 2023 (the “2023 Annual Meeting”). The Board of Directors has declared these proposed amendments to be advisable and has recommended that these proposed amendments be presented to the Company’s stockholders for approval.
Upon receiving stockholder approval of the proposed amendments, the Board of Directors will have the sole discretion, until the 2023 Annual Meeting, to elect, as it determines to be in the best interests of the Company and its stockholders, whether to effect a reverse stock split and, if so, the number of shares – 6, 7, 8, 9, 10, 11, or 12 – of common stock which will be combined into one share of common stock. The Board of Directors believes that stockholder approval of these seven selected reverse split ratios (as opposed to approval of a single reverse split ratio) provides the Board of Directors with maximum flexibility to achieve the purposes of a reverse stock split and, therefore, is in the best interests of the Company and its stockholders.
If the Board of Directors determines to effect one of the alternative Reverse Stock Splits by filing the applicable amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), the Certificate of Incorporation would be amended accordingly, and all other amendments will be abandoned. Approval of the Reverse Stock Splits will authorize the Board in its discretion to effectuate a Reverse Stock Split in any of the ratios described above, or not to effect any of the Reverse Stock Splits. The text of the form of amendments to the Certificate of Incorporation, one of which would be filed with the Delaware Secretary of State to effect the Reverse Stock Split, are set forth in Appendix A to this Proxy Statement. However, such text is subject to amendment to include such changes as may be required by the office of the Delaware Secretary of State or as the Board of Directors deems necessary and advisable to effect the Reverse Stock Split.
If the Board of Directors elects to effect a Reverse Stock Split following stockholder approval, for Reverse Stock Splits in the range of 1-for-6 to 1-for-12, the number of issued and outstanding shares of common stock would be reduced in accordance with a reverse split ratio selected by the Board of Directors from among those set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of outstanding common stock immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split. The par value of the common stock would remain unchanged at $0.0001 per share. The number of shares of common stock underlying outstanding equity awards and available for future awards under our equity incentive plans as well as the number of shares issuable upon exercise of outstanding warrants would also be proportionately reduced in the same manner as a result of the Reverse Stock Split. The Reverse Stock Splits would not change the number of authorized shares of common stock. There are currently no specific plans, arrangements, agreements, or understandings for the issuance of the additional authorized but unissued and unreserved shares of common stock that would be created by the Reverse Stock Split.
Reasons for the Reverse Stock Split
Although the proposed Reverse Stock Split will not have the effect of increasing the Company’s equity market capitalization, we believe that implementing one of the alternative Reverse Stock Splits could provide benefits to the Company and our existing stockholders in a number of ways, including:
1.
Maintaining our listing on the Nasdaq Global Select Market. Our common stock is currently listed for trading on the Nasdaq Global Select Market under the symbol “UBX.” The continued listing of our common stock on Nasdaq is subject to our compliance with a number of listing standards. On June 3, 2022, we received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market LLC (“Nasdaq”), indicating that for the last 30 consecutive business days, the closing bid price of our common stock was below $1.00 per share, which is the minimum required closing bid price for continued listing on the Nasdaq Global Select Market pursuant to Listing Rule 5450(a)(1). We have 180 calendar days, or until November 30, 2022, to regain compliance. To regain compliance, the closing bid price of our common stock must be at least $1.00 per share for a minimum of ten consecutive business days. There can be no assurance that we will be able to regain compliance with these requirements or that our common stock will continue to be listed on Nasdaq.
If we are unable to regain compliance by November 30, 2022, we may be eligible for consideration of a second 180-day compliance period. There can be no assurance that, if we were to effect one of the Reverse Stock Splits after obtaining the required approvals and intending to regain compliance, that such Reverse Stock Split would cause our common stock to meet the bid price requirement. If we fail to regain compliance with the Nasdaq continued listing standards, Nasdaq will provide notice that our common stock will be subject to delisting.
The Board of Directors has considered the potential harm to the Company and its stockholders should Nasdaq delist our common stock from the Nasdaq Global Select Market. Delisting could adversely affect the liquidity of our common stock because alternatives, such as the OTC Bulletin Board and the pink sheets, are generally considered to be less liquid and efficient markets. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our common stock on an over-the-counter market. Many investors likely would not buy or sell our common stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or other reasons. Current contractual arrangements also require that the Company take commercially reasonable efforts to maintain its listing. The Board of Directors believes that a reverse stock split is a potentially effective means for us to regain compliance and to avoid the adverse consequences of our common stock being delisted from the Nasdaq Global Select Market by producing the immediate effect of increasing the bid price for our common stock.
2.
Stock Price Volatility. We have been advised by our financial advisors that a higher stock price may increase the acceptability of our common stock to investors who may not find shares of our common stock attractive at the current market price due to the trading volatility often associated with stocks below certain prices.

3.
Transaction Costs. Investors also may be dissuaded from purchasing stocks below certain prices because the brokerage commissions, as a percentage of the total transaction value, tend to be higher for such low-priced stocks.

4.
Stock Price Requirements. We understand that many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers or by restricting or limiting the ability to purchase such stocks on margin.

Board Discretion to Implement or Abandon Reverse Stock Split
If the alternative Reverse Stock Splits are approved by the Company’s stockholders at the Special Meeting, the actual Reverse Stock Split will be effected, if at all, only upon a subsequent determination by the Board of Directors that one of the Reverse Stock Splits is, at that time, in the best interests of the Company and its stockholders. Such determination will be based upon many factors, including the trading price of our common stock relative to the Nasdaq minimum listing requirements, as well as those other factors described in the following paragraph. Notwithstanding approval of the Reverse Stock Splits by the stockholders, the Board of Directors may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Delaware Secretary of State not to effect any of the Reverse Stock Splits. If the Board of Directors decides not to implement any of the Reverse Stock Splits before the 2023 Annual Meeting, further stockholder approval would be required prior to implementing any reverse stock split.
Criteria to Be Used for Decision to Effect a Reverse Stock Split
If the stockholders approve the Reverse Stock Splits, the Board of Directors will be authorized to proceed with any of the alternative Reverse Stock Splits that it selects in its sole discretion. In determining whether to proceed with a Reverse Stock Split, the Board of Directors expects to consider a number of factors, including market conditions, existing and expected trading prices of our common stock, the Nasdaq Global Select Market listing requirements, our additional funding requirements, and the amount of our authorized but unissued common stock. The Board of Directors does not intend for this transaction to be the first step in a series of plans or proposals of a “going private” transaction within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Effects of the Reverse Stock Split
After any of the Reverse Stock Splits, each stockholder will own a reduced number of shares of common stock. This would affect all of the Company’s stockholders uniformly and would not affect any stockholder’s percentage ownership in the Company, except to the extent that the Reverse Stock Split results in a stockholder owning a fractional share as described below. The number of stockholders of record would not be affected by the Reverse Stock Split, except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the Reverse Stock Split.
Proportionate voting rights and other rights of the holders of common stock would not be affected by the Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares as described below). For example, a holder of 5% of the voting power of the outstanding shares of common stock immediately prior to the Reverse Stock Split would continue to hold 5% of the voting power of the outstanding shares of common stock after the Reverse Stock Split.
Our Certificate of Incorporation presently authorizes 300,000,000 shares of common stock and 10,000,000 shares of preferred stock. The Reverse Stock Splits would not change the number of authorized shares of common stock or preferred stock. Therefore, because the number of issued and outstanding shares of common stock would decrease, the number of shares remaining available for issuance by us in the future would increase. These additional shares would be available for issuance from time to time for corporate purposes such as issuances of common stock in connection with capital-raising transactions and acquisitions of companies or other assets, as well as for issuance upon conversion or exercise of securities such as convertible debt, warrants, or options convertible into or exercisable for common stock. We believe that the availability of the additional shares will provide us with flexibility to meet business needs as they arise, to take advantage of favorable opportunities, and to respond effectively in a changing corporate environment. If we issue additional shares for any of these purposes, the aggregate ownership interest of our current stockholders, and the interest of each such existing stockholder, would be diluted, possibly substantially. The Company regularly considers its capital requirements and may conduct securities offerings, including equity and/or equity linked offerings, in the future, such as pursuant to those agreements discussed under “—Effects of the Reverse Stock Split—Additional Agreements.” There are currently no specific plans, arrangements, agreements, or understandings for the issuance of the additional authorized but unissued and unreserved shares of common stock that would be created by the Reverse Stock Split.
The increase in the number of shares of authorized but unissued and unreserved common stock will have an “anti-takeover effect” by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Certificate of Incorporation or the Bylaws. The increased number of available authorized but unissued shares as a result of the Reverse Stock Split would give the Company’s management more flexibility to resist or impede a third-party takeover bid that provides an above-market premium that is favored by a majority of the independent stockholders. Although not designed or intended for such purposes, the effect of the increased available shares might be to make more difficult or to discourage an attempt to take over or otherwise acquire control of the Company (for example, by permitting issuances that would dilute the stock ownership of a person or entity seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other change in control transaction). Any such anti-takeover effect of a reverse stock split would be in addition to existing anti-takeover provisions of the Certificate of Incorporation and the Bylaws.
Our Board of Directors is not presently aware of any attempt, or contemplated attempt, to acquire control of the Company, and the Reverse Stock Split Proposal is not part of any plan by our Board of Directors to recommend or implement a series of anti-takeover measures.
The Reverse Stock Split would reduce the number of shares of common stock available for issuance under the Company’s 2018 Incentive Award Plan in proportion to the reverse split ratio of the Reverse Stock Split. On August 29, 2022 the number of shares of common stock authorized for issuance but unissued under the 2018 Incentive Award Plan was 7,029,071.
The Reverse Stock Split would reduce the number of shares of common stock available for issuance under the Company’s 2018 Employee Stock Purchase Plan in proportion to the reverse split ratio of the Reverse Stock Split. On August 29, 2022 the number of shares of common stock authorized for issuance but unissued under the 2018 Employee Stock Purchase Plan was 2,094,314.

The Reverse Stock Split would reduce the number of shares of common stock available for issuance under the Company’s 2020 Employment Inducement Incentive Plan in proportion to the reverse split ratio of the Reverse Stock Split. On August 29, 2022 the number of shares of common stock authorized for issuance but unissued under the 2020 Employment Inducement Incentive Plan was 581,668.
The Company also has 10,794,848 shares of common stock subject to outstanding stock awards as of August 29, 2022. Under the terms of the various instruments governing the Company’s outstanding stock awards, the Reverse Stock Split will effect a reduction in the number of shares of common stock issuable upon the exercise of such stock awards in proportion to the reverse split ratio of the Reverse Stock Split. The Reverse Stock Split will effect a proportionate increase in the exercise price of the Company’s outstanding stock options. In connection with the Reverse Stock Split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock awards will be rounded down to the nearest whole share and the exercise prices will be rounded up to the nearest cent, and no cash payment will be made in respect of such rounding.
Warrants
In addition, we have issued to third-party investors warrants to purchase shares of our common stock. Each whole warrant entitles the holder thereof to purchase one share of our common stock at $0.85 per share. As of August 29, 2022, a total of 64,285,714 warrants remained outstanding.
If the Reverse Stock Split is approved and effected, under the terms of the warrant agency agreement, the number of shares of common stock issuable on exercise of each warrant will be decreased, and the warrant purchase price will be proportionately adjusted (to the nearest cent), in each case, based on the Reverse Stock Split ratio selected by our Board of Directors. The terms of our outstanding warrants do not permit issuance of fractional shares upon exercise of warrants. Instead, the number of shares issuable shall be rounded up upon exercise of those warrants.
Additional Agreements
In March 2022, we entered into a sales agreement, as amended in August 2022 (the “2022 Sales Agreement”), for an “at the market” offering with Cowen and Company, LLC relating to shares of our common stock having an aggregate offering price of up to $25.0 million. As of August 29, 2022, approximately $16.1 million of shares of common stock remains available for sale under the 2022 Sales Agreement, as amended. There can be no assurance as to whether or, if so, how many or when, additional shares will be issued by us thereunder.
In September 2021, we entered into an equity purchase agreement (the “September 2021 Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”), which provides for the sale to Lincoln Park of up to $30.0 million of shares of common stock over the thirty-six month term. As of August 29, 2022, approximately $20.8 million of shares of common stock remains available for sale by us under the September 2021 Purchase Agreement. There can be no assurance as to whether or, if so, how many or when, additional shares will be issued by us thereunder.
The following table contains approximate information relating to the common stock under each of the proposed amendments based on share information as of August 29, 2022:
	Pre-Reverse Split	6:1	7:1	8:1	9:1	10:1	11:1	12:1
Authorized	300,000,000	300,000,000	300,000,000	300,000,000	300,000,000	300,000,000	300,000,000	300,000,000
Outstanding	140,226,122	23,371,020	20,032,303	17,528,265	15,580,680	14,022,612	12,747,829	11,685,510
Reserved for future issuance pursuant to employee benefit plans	9,705,053	1,617,508	1,386,436	1,213,131	1,078,339	970,505	882,277	808,754
Reserved for future issuance pursuant to outstanding stock awards	10,794,848	1,799,141	1,542,121	1,349,356	1,199,427	1,079,484	981,349	899,570
Number of shares issuable upon exercise of outstanding warrants	64,285,714	10,714,286	9,183,674	8,035,715	7,142,858	6,428,572	5,844,156	5,357,143
Authorized but unissued and unreserved(1)(2)	74,988,263	262,498,045	267,855,466	271,873,533	274,998,696	277,498,827	279,544,389	281,249,023
(1)	Includes shares of common stock, if any, that may be issued pursuant to the 2022 Sales Agreement or the September 2021 Purchase Agreement.
(2)	Includes 55,900 shares of common stock that the Company may be obligated to issue under its license agreements.

No fractional shares of common stock will be issued in connection with the proposed Reverse Stock Split. Holders of common stock who would otherwise receive a fractional share of common stock pursuant to the Reverse Stock Split will receive cash in lieu of the fractional share as explained more fully below. Any fractional shares to be issued to holders of warrants to purchase shares of our common stock will be treated as discussed under “—Effects of Reverse Stock Split – Warrants” above.
The common stock is currently registered under Section 12(b) of the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split would not affect the registration of the common stock under the Exchange Act. After the Reverse Stock Split, the common stock would continue to be reported on the Nasdaq Global Select Market under the symbol “UBX.”
Certain Risks and Potential Disadvantages Associated with the Reverse Stock Split
If the Reverse Stock Split is implemented, some stockholders may consequently own less than one hundred shares of common stock. A purchase or sale of less than one hundred shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than one hundred shares following the Reverse Stock Split may be required to pay modestly higher transaction costs should they then determine to sell their shares in the Company.
The effect of the Reverse Stock Split upon the market prices for the common stock cannot be accurately predicted, and the history of similar stock split combinations for companies in like circumstances is varied. In particular, there is no assurance that the price per share of our common stock after the Reverse Stock Split will be six, seven, eight, nine, ten, eleven or twelve times, as applicable, the price per share of our common stock immediately prior to the Reverse Stock Split. Furthermore, there can be no assurance that the market price of the common stock immediately after the proposed Reverse Stock Split will be maintained for any period of time. Even if an increased share price can be maintained, the Reverse Stock Split may not achieve the other desired results which have been outlined above. In particular, we cannot assure you that the proposed Reverse Stock Split will increase our stock price and have the desired effect of maintaining compliance with applicable Nasdaq rules for listing on the Nasdaq Global Select Market. Moreover, because some investors may view a Reverse Stock Split negatively, there can be no assurance that approval of the Reverse Stock Splits will not adversely impact the market price of the common stock or, alternatively, that the market price following the Reverse Stock Split will either exceed or remain in excess of the current market price.
In addition, although we believe the Reverse Stock Split may enhance the desirability of our common stock to certain potential investors, we cannot assure you that, if implemented, our common stock will be more attractive to institutional and other long term investors or that the liquidity of our common stock will increase since there would be a reduced number of shares outstanding after the Reverse Stock Split.
Effective Date
If the proposed Reverse Stock Splits are approved at the Special Meeting and the Board of Directors elects to proceed with the Reverse Stock Split in one of the approved ratios, the Reverse Stock Split would become effective as of 5:00 p.m., Eastern time, on the date of the filing (the “Effective Time”) of the applicable certificate of amendment to the Certificate of Incorporation with the office of the Delaware Secretary of State. Except as explained below with respect to fractional shares, at the Effective Time, all shares of common stock issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the stockholders, combined and converted into new shares of common stock in accordance with the Reverse Stock Split ratio determined by the Board following the Special Meeting. If the Board decides not to implement any of the Reverse Stock Splits before the 2023 Annual Meeting, further stockholder approval would be required prior to implementing any reverse stock split.
Exchange of Stock Certificates
As soon as practicable after the effective date of the Reverse Stock Split, stockholders will be notified that the Reverse Stock Split has been effected. Computershare Trust Company, N.A., our transfer agent, will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares will be asked to surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal that will be delivered to our stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered to the exchange agent his, her or its outstanding certificate(s) together with the properly completed and executed letter of transmittal. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM OUR EXCHANGE AGENT. STOCKHOLDERS ARE ENCOURAGED TO PROMPTLY SURRENDER CERTIFICATES TO THE EXCHANGE AGENT FOLLOWING RECEIPT OF TRANSMITTAL FORMS IN ORDER TO AVOID HAVING SHARES POSSIBLY BECOMING SUBJECT TO ESCHEAT LAWS.
Stockholders whose shares are held by their stockbroker do not need to submit old share certificates for exchange. These shares will automatically reflect the new quantity of shares based on the selected Reverse Stock Split ratio. Beginning on the effective date of the Reverse Stock Split, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.
Cash Payment In Lieu of Fractional Shares
No fractional shares of common stock will be issued as a result of the Reverse Stock Split. Instead, in lieu of any fractional shares to which a holder of common stock would otherwise be entitled as a result of the Reverse Stock Split, the Company shall pay cash equal to such fraction multiplied by the closing sales price of the common stock as reported on the Nasdaq Global Select Market on the last trading day immediately preceding the Effective Time. As of August 29, 2022, there were approximately 54 stockholders of record of our common stock. Upon stockholder approval of this proposal, if the Board of Directors elects to implement the Reverse Stock Split, the Company does not expect that cashing out fractional stockholders would significantly reduce the number of stockholders of record.
The Board of Directors reserves the right to abandon the Reverse Stock Split without further action by our stockholders at any time before the effectiveness of the certificate of amendment, even if the Reverse Stock Split has been authorized by our stockholders. By voting in favor of the Reverse Stock Split, you are expressly also authorizing the Board to determine not to proceed with, and to abandon, the Reverse Stock Split if it should so decide.
No Appraisal Rights
Under the DGCL, our stockholders do not have a right to dissent and are not entitled to appraisal rights with respect to the proposed amendments to our Certificate of Incorporation to effect the Reverse Stock Split, and we will not independently provide our stockholders with any such rights.
Certain Material U.S. Federal Income Tax Consequences
The following summary describes certain material U.S. federal income tax consequences of the proposed reverse stock split to holders of our common stock, but does not purport to be a complete analysis of all potential tax effects. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) in effect as of the date of this Proxy Statement. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences of the proposed reverse stock split.
This discussion is limited to holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax. In addition, it does not address consequences relevant to holders subject to special rules or to holders that are partnerships for U.S. federal income tax purposes. Holders should consult their own tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of the proposed reverse stock split.
Tax Consequences to U.S. Holders
For purposes of this discussion, a “U.S. holder” is a beneficial owner of our common stock who is for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The proposed reverse stock split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to cash received in lieu of fractional shares, no gain or loss will be recognized upon the proposed reverse stock split. Accordingly, the aggregate tax basis of the U.S. holder in the new shares should equal the U.S. holder’s aggregate tax basis in its old shares of common stock (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the new shares should include the holding period for the old shares.
A U.S. holder who receives cash in lieu of a fractional share of our common stock pursuant to the proposed reverse stock split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the U.S. holder’s tax basis in the old shares that is allocated to such fractional share of our common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder has held the old shares for more than one year as of the effective date of the proposed reverse stock split. The deductibility of capital losses is subject to limitations.
Tax Consequences to Non-U.S. Holders
For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is neither a U.S. holder nor a partnership (or an entity treated as a partnership for U.S. federal income tax purposes). Generally, a non-U.S. holder will not recognize any gain or loss upon the proposed reverse stock split. In particular, any gain or loss realized with respect to cash received in lieu of a fractional share generally will not be subject to U.S. federal income or withholding tax unless (a) such gain or loss is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), (b) the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the proposed reverse stock split and certain other conditions are met, or (c) our common stock constitutes a U.S. real property interest by reason of our status as U.S. real property holding corporation for U.S. federal income tax purposes.
Gain described in clause (a) above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. A non-U.S. holder described in clause (b) above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain realized with respect to cash received in lieu of a fractional share, which may be offset by certain U.S. source capital losses, even though the non-U.S. holder is not considered a resident of the United States. With respect to clause (c) above, we believe we are not currently and do not anticipate becoming a U.S. real property holding corporation. If we are or have been a U.S. real property holding corporation, any gain realized with respect to cash received in lieu of a fractional share may be treated as effectively connected with the conduct a trade or business in the United States subject to U.S. federal income tax and the cash proceeds may also be subject to a 10% withholding tax.
Information Reporting and Backup Withholding
Payments of cash made in lieu of a fractional share of our common stock may, under certain circumstances, be subject to information reporting and “backup withholding.” To avoid backup withholding, each holder of our shares of common stock that does not otherwise establish an exemption should furnish its taxpayer identification number and comply with the applicable certification procedures. Backup withholding is not an additional tax and amounts withheld will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.
Vote Required for Approval
Approval of the Reverse Stock Split Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE SERIES OF ALTERNATE AMENDMENTS TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT THE BOARD’S DISCRETION AS DESCRIBED ABOVE IN THIS PROPOSAL 1.

PROPOSAL NO. 2
THE ADJOURNMENT PROPOSAL
The Company is asking its stockholders to approve an adjournment of the special meeting to a later date or dates, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the foregoing proposal.
Vote Required; Recommendation of the Board of Directors
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares present in person, by remote communication, if applicable, or represented by proxy at the special meeting.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADJOURNMENT PROPOSAL AS DESCRIBED ABOVE IN THIS PROPOSAL 2.

ADDITIONAL INFORMATION
Other Business
Our Bylaws provide that only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to a notice of meeting. Accordingly, no business other than the proposals set forth herein shall be conducted at the special meeting.
Submission of Future Stockholder Proposals
To be considered for inclusion in the 2023 Annual Meeting proxy materials, your proposal must be submitted in writing by December 30, 2022, to our Corporate Secretary at Unity Biotechnology, Inc., 285 East Grand Avenue, South San Francisco, California 94080; provided that if the date of the 2023 Annual Meeting is more than 30 days from June 24, 2023, the deadline is a reasonable time before we begin to print and send our proxy materials for the 2023 Annual Meeting. Pursuant to the Bylaws, in order for a stockholder to present a proposal for the 2023 Annual Meeting, other than proposals to be included in the proxy statement as described above, or to nominate a director, you must do so between February 24, 2023 and March 26, 2023; provided that if the date of the 2023 Annual Meeting is more than 30 days before or more than 60 days after June 24, 2023, you must give notice not later than the 90th day prior to the 2023 Annual Meeting date or, if later, the 10th day following the day on which public disclosure of the 2023 Annual Meeting date is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Appendix A
FORM OF CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
UNITY BIOTECHNOLOGY, INC.
Unity Biotechnology, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”),
DOES HEREBY CERTIFY:
FIRST: The name of the Corporation is Unity Biotechnology, Inc.
SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is March 30, 2009 under the name Forge, Inc. The Corporation filed with the Secretary of State of the State of Delaware an Amended Certificate of Incorporation on June 25, 2013 under the name Cenexys, Inc., which was amended and restated on June 28, 2013, and a Certificate of Amendment on January 28, 2015 under the name Unity Biotechnology, Inc., and further amended on June 23, 2015, February 12, 2016, October 14, 2016, February 1, 2017, March 15, 2018, and April 20, 2018. The Corporation filed with the Secretary of State of the State of Delaware an Amended and Restated Certificate of Incorporation on May 4, 2018.
THIRD: That the Board of Directors of the Corporation adopted resolutions setting forth a proposed amendment of the Corporation’s Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:
RESOLVED, that Article IV (Capital Stock) of the Amended and Restated Certificate of Incorporation of the Corporation be amended to insert following Section 2 the following text:
Section 3. The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment to the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each [six (6) to twelve (12)]* shares of the Corporation’s Common Stock, par value $0.0001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.0001 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one (1) share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Corporation’s Common Stock as reported on the Nasdaq Global Select Market, as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.”
FOURTH: This Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
A-1

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this     day of    , 202 .

Anirvan Ghosh Chief Executive Officer
*
These amendments approve the combination of any whole number of shares of Common Stock between and including six (6) and twelve (12) into one (1) share of Common Stock. By these amendments, the stockholders would approve each of the six amendments proposed by the Board of Directors. The Certificate of Amendment filed with the Secretary of State of the State of Delaware will include only that amendment determined by the Board of Directors to be in the best interests of the Company and its stockholders. The other five proposed amendments will be abandoned pursuant to Section 242(c) of the Delaware General Corporation Law. The Board of Directors may also elect not to do any reverse split, in which case all seven proposed amendments will be abandoned. In accordance with the resolutions to be adopted by the stockholders, the Board of Directors will not implement any amendment providing for a different split ratio.

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UNITY
BIOTECHNOLOGY

UNITY BIOTECHNOLOGY, INC.
ATTN: ALEXANDER H. NGUYEN
285 EAST GRAND AVE.
SOUTH SAN FRANCISCO, CA 94080

SCAN TO
VIEW MATERIALS & VOTE

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The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000578730_1 R1.0.0.39

UNITY BIOTECHNOLOGY, INC.
Special Meeting of Stockholders
October 18, 2022 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Anirvan Ghosh and Alexander H. Nguyen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of UNITY BIOTECHNOLOGY, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 9:00 AM, PDT on October 18, 2022, virtually via a live webcast at www.virtualshareholdermeeting.com/UBX2022SM, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000578730_2 R1.0.0.39